Exhibit 99.1

RISK FACTORS

Risks Related to Our Business

Because we depend on a small number of clients for a significant portion of our revenue, the loss of a single client or any significant reduction in the volume of services we provide to any of our principal clients could result in a substantial decrease in our revenue.

During the year ended December 31, 2006, two clients, Dell and Hewlett-Packard, each accounted for more than 10% of our net revenue and collectively represented 48% of our net revenue for the year ended December 31, 2006. Our largest client, Dell, represented 38% of our net revenue for the year ended December 31, 2006. In the year ended December 31, 2005, these two clients each accounted for more than 10% of our net revenue and collectively represented 47% of our net revenue with the largest individual client, Dell, accounting for 36% of our net revenue.

We expect that a small number of clients will continue to account for a significant portion of our net revenue for the foreseeable future. The loss of any of our principal clients would cause a significant decrease in our net revenue. In addition, our software and technology clients operate in industries that experience consolidation from time to time, which could reduce the number of our existing and potential clients. Any loss of a single significant client may have a material adverse effect on our financial position, cash flows and results of operations.

Our clients may, from time to time, restructure their businesses, which may adversely impact the revenues we generate from those clients. For example, in March 2007, Dell informed us that it was restructuring a portion of its business for which we provide contract sales services. As a result, we now expect our revenue from Dell for 2007 to be flat from 2006. Any further restructuring by Dell, or any similar restructuring by one of our other clients, could reduce the volume of services we provide and further reduce our expected future revenues, which would likely have a material adverse effect on our financial position, cash flows and results of operations.

Our agreements with our clients allow for termination with short notice periods.

Our service sales agreements and our lead generation agreements generally allow our clients to terminate such agreements without cause with 90 to 180 days notice and 30 days notice, respectively. Our clients are under no obligation to renew their engagements with us when their contracts come up for renewal. In addition, our agreements with our clients are generally not exclusive.

We have strong competitors and may not be able to compete effectively against them.

Competition in our industry is intense, and such competition may increase in the future. Our competitors include providers of service contract sales and lead generation services, enterprise application software providers, providers of database marketing services, e-commerce service providers, online marketing services, and companies that offer training management systems. We also face competition from internal marketing departments of current and potential clients. Additionally, for portions of our service offering, we may face competition from outsource providers with substantial offshore facilities which may enable them to compete aggressively with similar service offerings at a substantially lower price. Many of our existing or potential competitors have greater brand recognition, longer operating histories, and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues. Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a negative impact on our financial position, cash flows and operating results.

Our revenue will decline if demand for our clients’ products and services decreases.

A significant portion of our business consists of marketing and selling our clients’ services to their customers. In addition, a significant percentage of our revenue is based on a “pay for performance” model in which our revenue is based on the amount of our clients’ services that we sell. Accordingly, if a particular client’s products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue may decline. In addition, revenue from our lead generation service offering could decline if our clients reduce their marketing efforts.

Any efforts we may make in the future to expand our service offerings may not succeed.

To date, we have focused our business on providing our service offerings to enterprises in selected vertical markets that retain our services and/or license our software in an effort to market and sell their offerings to their business customers. We may seek to expand our service offerings in the future to other markets, including other industry verticals or the business-to-consumer market. Any such effort to expand could cause us to incur significant investment costs and expenses and could ultimately not result in significant revenue growth for us. In addition, any efforts to expand could divert management resources from existing operations and require us to commit significant financial and other resources to unproven businesses.

Any acquisitions or strategic transactions in which we participate could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

As part of our business strategy, we review from time to time acquisitions or other strategic transactions that would complement our existing business or enhance our technology capabilities. Future acquisitions or strategic transactions could result in potentially dilutive issuances of equity securities, the use of cash, large and immediate write-offs, the incurrence of debt and contingent liabilities, amortization of intangible assets or impairment of goodwill, any of which could cause our financial performance to suffer. Furthermore, acquisitions or other strategic transactions entail numerous risks and uncertainties, including:

•	difficulties assimilating the operations, personnel, technologies, products and information systems of the combined companies;

•	diversion of management’s attention;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We perform valuation analyses on all acquisitions and reassess the valuations and carrying value of goodwill and other intangible assets on our balance sheet at least annually. As of December 31, 2006, we had $7.0 million in goodwill and $5.6 million of unamortized intangibles. This reassessment has in the past resulted in adjustments in amortization schedules, and could in the future result in further adjustments, or in write-downs or write-offs of assets, which would negatively affect our financial position and operating results.

We cannot be certain that we would be able to successfully integrate any operations, personnel, technologies, products and information systems that might be acquired in the future, and our failure to do so could have a material adverse effect on our financial position, cash flows and operating results.

Our business strategy may include further expansion into foreign markets, which would require increased expenditures, and if our international operations are not successfully implemented, they may not result in increased revenue or growth of our business.

On January 25, 2007, we acquired the business of CAS Systems, which has significant operations in Montreal, Canada. Our growth strategy may include further expansion into international markets. Our international expansion may require significant additional financial resources and management attention, and could have a negative effect on our financial position, cash flows and operating results. In addition, we may be exposed to associated risks and challenges, including:

•	regional and economic political conditions;

•	foreign currency fluctuations;

•	different or lesser protection of intellectual property rights;

•	longer account receivable collection cycles;

•	different pricing environments;

•	difficulty in staffing and managing foreign operations;

•	laws and business practices favoring local competitors; and

•	foreign government regulations.

We cannot assure you that we will be successful in creating international demand for our services and software or that we will be able to effectively sell our clients’ services in international markets.

Our success depends on our ability to successfully manage growth.

Any future growth will place additional demands on our managerial, administrative, operational and financial resources. We will need to improve our operational, financial and managerial controls and information systems and procedures and will need to train and manage our overall work force. If we are unable to manage additional growth effectively, our business will be harmed.

The length and unpredictability of the sales and integration cycles could cause delays in our revenue growth.

Selection of our services and software can entail an extended decision making process on the part of prospective clients. We often must educate our potential clients regarding the use and benefit of our services and software, which may delay the evaluation and acceptance process. For the service contract sales portion of our solution, the selling cycle can extend to approximately 9 to 12 months or longer between initial client contact and signing of an agreement. Once our services and software are selected, integration with our clients’ systems can be a lengthy process, which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients’ buying decisions or the integration process of our services and software, it can be difficult to forecast the growth and timing of our revenue.

We have incurred recent losses and may incur losses in the future.

Although we reported net income for each of the four quarters during 2006 and for the year ended December 31, 2006, we incurred a net loss of $5.0 million for the year ended December 31, 2005, and a net loss of $4.9 million for the year ended December 31, 2004. Our accumulated deficit through December 31, 2006 is $59.6 million. We may incur losses in the future, depending on the timing of signing of new clients, costs to initiate service for new clients, our ability to retain and expand our service to existing clients, our ability to successfully compete, our decisions to further invest in our technology or infrastructure, and our ability to continue to increase our operating efficiencies.

We may need to raise additional capital which might not be available to us on acceptable terms, if at all.

We may require additional capital for the acquisition of businesses, products or technologies that are complementary to ours, or to fund our working capital and capital expenditure requirements. To date, we have raised capital through both equity and debt financings. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants and interest expenses that will affect our financial results. Additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may be required to delay or reduce the scope of our operations.

Our quarterly operating results may fluctuate, and if we do not meet market expectations, our stock price could decline.

Our future operating results may not follow past trends in every quarter, even if they continue to improve overall. In any future quarter, our operating results may fall below the expectations of public market analysts and investors.

Factors which may cause our future operating results to be below expectations include:

•	the growth of the market for our sales and marketing solutions;

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	the success of our direct sales force;

•	our ability to retain existing clients;

•	the costs of complying with Section 404 of the Sarbanes-Oxley Act;

•	the granting of additional stock options and/or restricted stock awards resulting in additional FAS 123R stock option expense;

•	new product and service offerings from our competitors;

•	general economic conditions;

•	regulatory compliance costs;

•	our ability to integrate acquisitions and the costs and write-downs associated with them, including the amortization of intangibles; and

•	our ability to expand our operations, including potential further international expansion.

We may experience seasonality in our sales, which could cause our quarterly operating results to fluctuate from quarter to quarter.

As we continue to grow our lead generation service offerings, we will experience seasonal fluctuations in our revenue as companies’ spending on marketing can be stronger in the second and fourth quarters than in the first and third. In addition, since our lead generation service offering has lower gross margins than our other service offerings, we may experience quarterly fluctuations in our financial performance as a result of a seasonal shift in the mix of our service offerings.

If we are unable to attract and retain highly qualified management, sales and technical personnel, the quality of our services may decline, and our ability to execute our growth strategies may be harmed.

Our success depends to a significant extent upon the contributions of our executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense as these personnel are limited in supply. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future, which could limit our future growth. The loss of certain key personnel, particularly Michael Silton, our chief executive officer, and Steve Valenzuela, our chief financial officer, could seriously harm our business.

We rely heavily on our communications infrastructure, and the failure to invest in or the loss of these systems could disrupt the operation and growth of our business and result in the loss of clients or our clients’ customers.

Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technology developments. We may be unsuccessful in anticipating, managing, adopting and integrating technology changes on a timely basis, or we may not have the capital resources available to invest in new technologies.

Our operations could suffer from telecommunications or technology downtime, disruptions or increased costs.

In the event that one of our operations facilities has a lapse of service or damage to such facility, our clients could experience interruptions in our service as well as delays, and we might incur additional expense in arranging new facilities and services. Our disaster recovery computer hardware and systems located at our facilities in California, Texas and Canada have not been tested under actual disaster conditions and may not have sufficient capacity to recover all data and services in the event of an outage occurring at one of our operations facilities. In the event of a disaster in which one of our operations facilities is irreparably damaged or destroyed, we could experience lengthy interruptions in our service. While we have not experienced extended system failures in the past, any interruptions or delays in our service, whether as a result of third party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with clients and our reputation. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability, cause us to issue credits or cause clients to fail to renew their contracts, any of which could adversely affect our business, financial condition and results of operations. Temporary or permanent loss of these systems could limit our ability to conduct our business and result in lost revenue.

We have made significant investments in technology systems that operate our business operations. Such assets are subject to reviews for impairment in the event they are not fully utilized.

We have made technology and system improvements and capitalized those costs while the technology was being developed. During the year ended December 31, 2006, we deployed our new customer relationship management, or CRM, system, which we had developed over an 18-month period. We invested $3.2 million in this system, which has a carrying value of $2.7 million as of December 31, 2006 as capitalized software, and is being amortized over five years. We are using it as a CRM platform for our service sales clients. If unforeseen events or circumstances prohibit us from using this system with all clients, we may be forced to impair some or all of this asset, which could result in a charge to our financial results.

Defects or errors in our software could harm our reputation, impair our ability to sell our services and result in significant costs to us.

Our software is complex and may contain undetected defects or errors. We have not suffered significant harm from any defects or errors to date, but we have from time to time found defects in our software and we may discover additional defects in the future. We may not be able to detect and correct defects or errors before releasing software. Consequently, we or our clients may discover defects or errors after our software has been implemented. We have in the past implemented and may in the future need to implement corrections to our software to correct defects or errors. The occurrence of any defects or errors could result in:

•	our inability to execute our services on behalf of our clients;

•	delays in payment to us by customers;

•	damage to our reputation;

•	diversion of our resources;

•	legal claims, including product liability claims, against us;

•	increased service and warranty expenses or financial concessions; and

•	increased insurance costs.

Our liability insurance may not be adequate to cover all of the costs resulting from these legal claims. Moreover, we cannot assure you that our current liability insurance coverage will continue to be available on acceptable terms or that the insurer will not deny coverage as to any future claim. The successful assertion against us of one or more large claims that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business and operating results. Furthermore, even if we succeed in the litigation, we are likely to incur substantial costs and our management’s attention will be diverted from our operations.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. An individual who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Security measures that we adopt from time to time may be inadequate.

If we fail to adequately protect our intellectual property or face a claim of intellectual property infringement by a third party, we may lose our intellectual property rights and be liable for significant damages.

We cannot guarantee that the steps we have taken to protect our proprietary rights and information will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, third parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the U.S., so if our business further expands into foreign countries, risks associated with protecting our intellectual property will increase.

Our business may be subject to additional obligations to collect and remit sales tax and, any successful action by state, foreign or other authorities to collect additional sales tax could adversely harm our business.

We file sales tax returns in certain states within the U.S. as required by law and certain client contracts for a portion of the sales and marketing services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state, foreign or other authorities to compel us to collect and remit sales tax, either retroactively, prospectively or both, could adversely affect our results of operations and business.

Risks Related to Our Industry and Other Risks

We are subject to government regulation of direct marketing, which could restrict the operation and growth of our business.

The Federal Trade Commission’s, or FTC’s, telesales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. Additionally, the FTC’s rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 contains restrictions on the content and distribution of commercial e-mail. A number of states also regulate telemarketing and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate e-mail and facsimile transmissions. State regulations of telesales, e-mail and facsimile transmissions may be more restrictive than federal laws. Any failure by us to comply with applicable statutes and regulations could result in penalties. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, or judicial interpretation of existing or future laws would not limit our activities in the future or significantly increase the cost of regulatory compliance.

The demand for sales and marketing services is highly uncertain.

Demand and acceptance of our sales and marketing services is dependent upon companies’ willingness to allow third parties to provide these services. It is possible that these solutions may never achieve broad market acceptance. If the market for our services does not grow or grows more slowly than we anticipate at any time, our business, financial condition and operating results may be materially adversely affected.

Increased government regulation of the Internet could decrease the demand for our services and increase our cost of doing business.

The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A number of government authorities are increasingly focusing on online personal data privacy and security issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our clients’ customers or collect and use information. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

Based on current SEC rules and if our public float remains above $75 million as of June 30, 2007, we will be required to comply by December 31, 2007 with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of documenting our internal controls systems to allow management to evaluate and report on, and our independent auditors to audit, our internal controls over financial reporting. Once the documentation is complete, we will be performing the system and process evaluation and testing (and any necessary remediation) required to comply. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Changes in the accounting treatment of stock options will adversely affect our reported results of operations.

In December 2004, the Financial Accounting Standards Board, or FASB, announced its decision to require companies to expense employee stock options. The pro forma disclosure that the FASB previously permitted will no longer be an alternative to the financial statement recognition of the expense. We adopted the new accounting pronouncement, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, beginning on January 1, 2006. This change in accounting practices may adversely affect our fiscal 2007 reported results of operations due to future changes to various assumptions used to determine the fair value of awards issued or the amount and type of equity awards granted, but will have no impact on cash flows.

Terrorist acts and acts of war may harm our business and revenue, costs and expenses, and financial position.

Terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients’ customers, and vendors, which could significantly impact our revenues, costs and expenses, financial position and results of operations. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Risks Associated with Our Stock

Our charter documents and Delaware law contain anti-takeover provisions that could deter takeover attempts, even if a transaction would be beneficial to our stockholders.

Our certificate of incorporation and bylaws and certain provisions of Delaware law may make it more difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. For example, our certificate of incorporation provides our board of directors the authority, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges of any preferred stock. Our certificate of incorporation also provides for a classified board, with each board member serving a staggered three-year term. When our common stock was listed on the Nasdaq Capital Market, we were subject to various restrictions under California law that prohibited us from having a classified board. Now that our common stock is listed on the Nasdaq Global Market, we are no longer subject to those restrictions. Accordingly, we intend to implement a classified board at our 2007 annual meeting of our stockholders. In addition, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. Delaware law also contains provisions that can affect the ability of a third party to take over a company. For example, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, unless certain conditions are met. Section 203 may discourage, delay or prevent an acquisition of our company even at a price our stockholders may find attractive.

Our common stock price may be volatile.

During the year ended December 31, 2006, the price for our common stock has fluctuated between $2.41 per share and $8.32 per share. The trading price of our common stock may continue to fluctuate widely due to:

•	quarter to quarter variations in results of operations;

•	loss of a major client;

•	announcements of technological innovations by us or our competitors;

•	changes in, or our failure to meet, the expectations of securities analysts;

•	new products or services offered by us or our competitors;

•	changes in market valuations of similar companies;

•	announcements of strategic relationships or acquisitions by us or our competitors;

•	other events or factors that may be beyond our control; or

•	dilution resulting from the raising of additional capital.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of companies in our industry have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our stock price is volatile, and we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

We cannot assure that we will be able to obtain in the future sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

If we fail to meet the Nasdaq Global Market listing requirements, our common stock will be delisted.

Trading of our common stock moved from the Nasdaq Capital Market to the Nasdaq Global Market on January 8, 2007. The Nasdaq Global Market listing requirements are more onerous than the listing requirements for the Nasdaq Capital Market. If we experience losses from our operations, are unable to raise additional funds or our stock price does not meet minimum standards, we may not be able to maintain the standards for continued listing on the Nasdaq Global Market, which include, among other things, that our common stock maintain a minimum closing bid price of at least $1.00 per share (subject to applicable grace and cure periods). If, as a result of the application of such listing requirements, our common stock is delisted from the Nasdaq Global Market, our stock would become harder to buy and sell. Consequently, if we were removed from the Nasdaq Global Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability to resell shares of our common stock could be adversely affected.

Our directors, executive officers and their affiliates own a significant percentage of our common stock and can significantly influence all matters requiring stockholder approval.

As of February 28, 2007, our directors, executive officers and entities affiliated with them together beneficially control approximately 16.4% of our outstanding shares. As a result, these stockholders, acting together, may have the ability to disproportionately influence all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, which, in turn, could depress the market price of our common stock.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of December 31, 2006, we had 15,088,294 outstanding shares of common stock. As of December 31, 2006, there were an aggregate of 2,831,604 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 1,715,486 shares of common stock issuable upon exercise of options outstanding under our option plan and 1,116,118 shares of common stock issuable upon exercise of the outstanding warrants issued to the investors in our private placement transactions completed on February 7, 2006, June 15, 2005 and February 20, 2004. As of December 31, 2006, we also had a total of 368,802 shares issued pursuant to restricted stock awards granted to certain employees. These restricted shares will become available for public sales subject to the respective employees continued employment with our company over vesting periods of not more than four years. As of December 31, 2006, under our existing stock option plan and employee stock purchase plan, we may issue up to an additional 506,744 shares and 521,035 shares of our common stock, respectively, subject to the terms and conditions of such plans. Since December 31, 2006, an additional 600,000 shares became available for issuance under our existing stock option plan and an additional 80,000 shares became available for issuance under our existing employee stock purchase plan, subject to the terms and conditions of such plans. We may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. In addition, shares issued in connection with our acquisitions of ViewCentral and Metrics, after taking into account the shares being offered in this offering, will be available for sale upon the lapse of contractual lock-ups as follows: 51,475 on March 15, 2007, 31,696 on May 13, 2007 and 304,737 on September 15, 2007. In addition, up to 31,696 shares and up to 145,493 shares will be released from escrow restrictions on May 12, 2007 and September 15, 2007, respectively. In connection with this offering, we, along with our officers, directors and selling stockholders, have agreed, subject to limited exceptions and extensions, not to sell or transfer any shares of common stock for 90 days after the date of this prospectus without Needham & Company, LLC’s consent. However, Needham & Company, LLC may release these shares from these restrictions at any time. In evaluating whether to grant such a request, Needham & Company, LLC may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our common stock. These factors include, among others, the number of shares involved, recent trading volume and prices of the stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.

Our management will have broad discretion over the use of the net proceeds from this offering and may invest or spend the net proceeds of this offering in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds we receive from this offering. Management’s failure to apply these funds effectively could impair our ability to execute our business plan and on the value of your investment. In addition, our stock price may fall if the investment community does not view our use of the proceeds from this offering favorably.

Investors in this offering will experience immediate and substantial dilution.

The market price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after the completion of this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $6.95 in net tangible book value per share from the price you paid, based on an assumed public offering price of $9.00 per share, which is the last reported sales price of our common stock on the Nasdaq Global Market on March 23, 2007. In the past, we have issued options to acquire common stock at prices significantly below the public offering price. To the extent these outstanding options are exercised, there will be further dilution to investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

This prospectus supplement contains forward-looking statements within the meaning of Section 72A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual events and/or future results of operations may differ materially from those contemplated by such forward-looking statements, as a result of the factors described here, and in the documents incorporated herein by reference, including, those factors described under “Risk Factors.”

Overview

We are a leading provider of sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. We have developed an integrated solution, the Rainmaker Revenue Delivery PlatformSM, that combines proprietary, on-demand application software and advanced analytics with expert sales and marketing execution services, which can include marketing strategy development, websites, e-commerce portal creation and hosting, both inbound and outbound e-mail, direct mail, chat and telesales services. Our Revenue Delivery Platform combines (1) our proprietary technology platform, including hosted application software, (2) our proprietary database of corporate buyers of technology products and services, (3) our data development and analytics services and (4) our sales and marketing execution services. We are headquartered in Silicon Valley in Campbell, California, and have additional operations in Austin, Texas, Oakland, California, and Montreal, Canada. Our current clients consist primarily of large enterprises operating in the computer hardware and software, telecom and financial services industries.

Our strategy for long-term, sustained growth is to maintain and improve our position as a leading global provider of integrated sales and marketing solutions. Key elements of our strategy include continuing to enhance the execution of our service offerings to generate more revenue for our existing clients thereby increasing our revenue, continuing to seek cross-selling opportunities to increase the range of services provided to our more than 100 existing clients, signing new clients, continuing to identify new services and capabilities that enhance or complement our Revenue Delivery Platform and selectively pursuing strategic acquisitions.

Prior to 2005, substantially all of our net revenue was derived from the commissions we earned on the sale of service contract renewals, software licenses and subscriptions, and warranties. Since 2005, we have added multiple sources of revenue, including lead development services and hosted application software.

Background

We completed our initial public offering in November 1999, raising net proceeds of approximately $37 million. During the period from the initial public offering through 2004, we focused on expanding our market share of the sale of service contracts for our clients, and added two major computer hardware clients which today remain our most significant clients.

In February 2005, we completed our first acquisition, Sunset Direct, which added a new service offering—the generation of sales leads, or lead generation, for clients. Sunset Direct provided us with new clients for our service contract sales solution and also added management talent. We relocated most of our operations from California to Sunset Direct’s lower cost location in Texas. Our net revenues grew to $32.1 million in 2005 from $15.3 million in 2004. This growth was due both to $3.9 million, or 25%, year-over-year growth (excluding acquisitions) in our service contract sales solution and $12.9 million from our lead development services. In 2005, we incurred losses of $5.0 million, due in part to redundancy, severance and other transition costs incurred in moving our base of operations to Texas.

Since September 2004 we have added a number of key executives, and in March 2005 our chief executive officer reassumed operational control of our company. In addition, we have continued to add top management both through hiring and through acquisitions. The present management team has substantially been in place since early 2005.

We achieved our first profitable quarter in the quarter ended March 31, 2006 due primarily to revenue growth from existing and new customers and the lower costs resulting from the relocation of our operations to Texas. Our acquisition of ViewCentral in September 2006 added hosted application software for training sales to our service offerings and a significant new customer base. We reported net revenue of $48.9 million for the year 2006, representing year-over-year growth, excluding acquisitions, of 49%, in addition to the $1.2 million of net revenue from our hosted application software for training sales offering. We were profitable in each quarter of 2006 and reported net income of $3.4 million for the year.

In January 2007, we acquired CAS Systems to provide additional complementary lead development functionality, customers, execution expertise and an international presence with its location in Montreal, Canada.

Net Revenue

We derive revenue from the following: the sale of service contract renewals, software licenses and subscriptions, and warranties; from the provision of services related to the development of qualified leads and appointments; and from the licensing of our hosted application software platform for our clients’ training sales.

Service Contract Renewals, Software Licenses and Subscriptions, and Warranty Extensions.    We sell, on behalf of our clients, service contract renewals, software licenses and subscriptions and warranty extensions. We earn commissions on the sale of these services to our clients’ customers, which we report as our revenue. We are typically responsible for the complete sales process, including marketing and customer identification and order processing. We also take responsibility for collecting the amount paid by our client’s customer. As a result, when we complete a sale, we record the full amount of the sale on our balance sheet as accounts receivable. We record revenue for the commissions we earn on the transaction, which is based on a fixed percentage of the renewal amount based on the agreement with our client. We record the difference between the sale amount and our commission as an account payable, representing the amount we will remit to our client according to our payment terms, generally 30 to 60 days from the initial sale. Our clients’ customers pay us by credit card, check or on payment terms which are generally 30 days from sale, and none of our clients’ customers represented more than 10% of our revenue. Because our revenue from sales of service contract renewals, software licenses and subscriptions, and warranty extensions are commission-based, this revenue can vary significantly. Our agreements with our clients for these services typically have two to three year terms, with automatic renewal provisions. These agreements are generally terminable on 90 to 180 days notice by either party.

We recently started to provide hosted application software which enables our clients’ resellers to renew service contracts with end-users directly. In these situations we earn commissions on sales by our clients or their resellers but take no responsibility or credit risk for collection from the end user of the services.

Lead Development.    We provide lead development services to generate, qualify and develop corporate leads, turning these prospects into sales opportunities and qualified appointments for our clients’ field sales forces and for their channel partners. Our agreements with our clients are generally for fixed fees, have terms ranging from three months to one year and require us to provide fixed resources for the term of the contract. Some of our contracts contain performance requirements. For the significant majority of our lead generation agreements, we recognize revenue as our services are provided; for our performance based contracts, we recognize revenue as we meet the performance objectives. To the extent that our clients pay us in advance of the provision of services, we record deferred revenue and recognize the revenue ratably over the contract period.

Application Software.    We license our hosted application software that our clients use to manage their online and in-person training programs. The licenses are usually for one year terms, and are often paid in advance. These advance payments are recorded as deferred revenue, and recognized ratably over the contract period.

Gross Profit; Gross Margin

Gross profit is calculated as net revenue less the costs associated with selling our clients’ products or delivering our services to our clients; gross margin is gross profit expressed as a percentage of net revenue. Cost of services include compensation costs of sales personnel, sales commissions and bonuses, costs of designing, producing and delivering marketing services, credit card fees, bad debts, and salaries and other personnel expenses related to fee-based activities. Costs of services also include the cost of allocated facility and telephone usage for our telesales representatives as well as other direct costs associated with the delivery of our services. Cost of services related to training sales relates primarily to the cost of personnel to support our hosted application. Most of the costs are personnel related and are relatively fixed. Bonuses and sales commissions will typically change in proportion to net revenue or profitability. Commission and bonus expense included in gross margin are related to incentives paid to our telesales representatives for incremental sales of our clients’ contracts and leads generated. Our gross margins will fluctuate in the future with changes in our product mix. Margins from sales of our clients’ service contract renewals are higher than our lead generation services, and licensing from our hosted application software is our highest margin service.

Sales and Marketing Expenses

Sales and marketing expenses are primarily costs associated with client acquisition, including compensation costs of marketing and sales personnel, sales commissions, bonuses, marketing and promotional expenses, participation in trade shows and conferences and client integration costs. Commission expense included in sales and marketing expenses relates to the variable compensation paid to our sales people who generate sales growth from new and existing clients. The sales cycle required to generate new clients varies within our product mix. In some cases, the lead time to create a new client can be substantial and we will incur sales and marketing costs for efforts that may not be successful.

Technology and Development Expenses

Technology and development expenses include costs associated with the technology infrastructure that supports our Rainmaker Revenue Delivery Platform. These costs include compensation and related costs for technology personnel, consultants, purchases of non-capitalizable software and hardware, and support and maintenance costs related to our systems. We are also investing in the continued development of our Revenue Delivery Platform. Technology and Development Expenses do not include depreciation of hardware and software systems.

General and Administrative Expenses

General and administrative expenses include costs associated with the administration of our business and consist primarily of compensation and related costs for administrative personnel, insurance, and legal and other professional fees. Most of these costs relate to personnel, insurance and facilities and are relatively fixed. In 2007 we expect that we will be required to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes-Oxley Act of 2002. We will incur substantial additional costs in 2007 to achieve compliance with the Sarbanes-Oxley Act and therefore expect a significant increase in absolute dollars in general and administrative expenses in 2007.

Stock-Based Compensation

Prior to 2006, cost of revenue and operating expenses include stock-based compensation expense to the extent the fair value of our common stock exceeds the exercise price of stock options granted to employees on the date of grant. Effective in the first quarter of fiscal 2006, we adopted accounting provisions pursuant to the requirements of SFAS 123(R), “Share Based Payment.” SFAS 123(R) addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS 123(R) requires us to expense share-based payment awards with compensation cost for share-based payment transactions measured at fair value.

Depreciation and Amortization Expenses

Depreciation and amortization expenses consist of depreciation and amortization of property, equipment and software licenses, and intangible assets. We have completed the acquisition of four businesses in the past two years, and accordingly have been increasing our intangible amortization expense. In the first quarter of 2007, we completed the acquisition of CAS Systems, and will therefore incur higher intangible asset amortization in the future.

Interest and Other Income (Expense), Net

Interest and other income (expense), net reflects income received on cash and cash equivalents, interest expense on leases to secure equipment, software and other financing agreements, and other income and expense.

Critical Accounting Policies/Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts in our consolidated financial statements. We evaluate our estimates on an on-going basis, including those related to our revenue, asset impairments, business combinations, income taxes and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual results have historically been reasonably consistent with management’s expectations, future results may differ from these estimates or our estimates may be affected by different assumptions or conditions.

Management has discussed the development of our critical accounting policies with the audit committee of the board of directors and has reviewed the disclosures of such policies and management’s estimates in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We disclosed our critical accounting policies and estimates in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Management believes there have been no significant changes during the year ended December 31, 2006 to the items, except for the newly applicable accounting policies and estimates relating to FAS 123R.

Use of Estimates

The preparation of the financial statements and related disclosures, in conformity with accounting principles generally accepted in the U.S., requires us to establish accounting policies that contain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We evaluate our estimates on an on-going basis, including those related to revenue recognition and presentation policies, valuation of accounts receivable, and the assessment of recoverability and measuring impairment of goodwill, intangible assets and fixed assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The policies that contain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes include:

•	revenue recognition;

•	the allowance for doubtful accounts;

•	impairment of long-lived assets, including goodwill, intangible assets and property and equipment;

•	measurement of our deferred tax assets and corresponding valuation allowance;

•	allocation of purchase price in business combinations; and

•	fair value estimates for the expense of employee stock options.

We have other equally important accounting policies and practices. However, once adopted, these policies either generally do not require us to make significant estimates or assumptions or otherwise only require implementation of the adopted policy, not a judgment as to the application of policy itself. Despite our intention to establish accurate estimates and assumptions, actual results could differ from those estimates under different assumptions or conditions.

Revenue Recognition and Financial Statement Presentation

Substantially all of our revenue is generated from the sale of service contract renewals, lead development services and software licenses for hosted application software for training sales. We recognize revenue from the sale of our clients’ service contract renewals under the provisions of Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition” and on the “net basis” in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Revenue from the sale of service contract renewals is recognized when a purchase order from the client’s customer is received; the service contract agreement is delivered; the fee is fixed or determinable; the collection of the receivable is reasonably assured; and no significant post-delivery obligations remain unfulfilled. Revenue from lead development services we perform is recognized as the services are accepted and is generally earned ratably over the service contract period. Some of our lead development service revenue is earned when we achieve certain attainment levels and is recognized upon customer acceptance of the service. We earn revenue from our licensing of hosted software applications for training sales ratably over each contract period, having considered EITF 00-03: Application of AICPA SOP 97-2, “Software Revenue Recognition,” to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware, which distinguishes hosting services that might fall under the scope of SOP 97-2: Software Revenue Recognition. Since these software licenses are usually paid in advance, we record a deferred revenue liability on our balance sheet that represents the prepaid portions of licenses that will be earned over the next one to two years. We generally do not enter into multiple-element revenue arrangements with our clients.

Our revenue recognition policy involves significant judgments and estimates about collectibility. We assess the probability of collection based on a number of factors, including past transaction history and/or the creditworthiness of our clients’ customers, which is based on current published credit ratings, current events and circumstances regarding the business of our clients’ customer and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment.

In addition we provide an allowance in accrued liabilities for the cancellation of service contracts that occurs within a specified time after the sale, which is typically less than 30 days. This amount is calculated based on historical results and constitutes a reduction of the net revenue we record for the commission we earn on the sale.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our clients’ customers to make required payments of amounts due to us. The allowance is comprised of specifically identified account balances for which collection is currently deemed doubtful. In addition to specifically identified accounts, estimates of amounts that may not be collectible from those accounts whose collection is not yet deemed doubtful but which may become doubtful in the future are made based on historical bad debt write-off experience. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. At December 31, 2006 and 2005, our allowance for potentially uncollectible accounts was $233,000 and $422,000, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is recorded using the straight-line method over the assets’ estimated useful lives. Computer equipment and capitalized software are depreciated over two to five years and furniture and fixtures are depreciated over five years. Amortization of leasehold improvements is recorded using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Amortization of fixed assets under capital leases is included in depreciation expense.

Costs of internal use software are accounted for in accordance with Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issue Task Force Issue No. 00-02 (“EITF 00-02”), “Accounting for Website Development Costs.” SOP 98-1 and EITF 00-02 require that we expense computer software and website development costs as they are incurred during the preliminary project stage. Once the capitalization criteria of SOP 98-1 and EITF 00-02 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use software, including website development, the payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software and associated interest costs, are capitalized. Capitalized costs are amortized using the straight-line method over the shorter of the term of related client agreement, if such development relates to a specific client, or the software’s estimated useful life, ranging from two to five years. Capitalized internal use software and website development costs are included in property and equipment in the accompanying balance sheets. During 2006, we put in place a new customer relationship management system that included capitalized internal development costs. In total, the system cost $3.2 million and is being amortized over five years on a straight-line basis.

Net Operating Loss Carryforwards

As of December 31, 2006, we had net operating loss carryforwards for federal and state of California tax purposes of $48 million and $31 million respectively. The net operating loss carryforwards will expire at various dates beginning in 2020 through 2024, if not utilized.

During 2006, we performed an analysis of prior ownership changes which would result in a limitation on the availability of our net operating losses. This analysis indicated that our company twice had ownership changes as defined under IRC section 382 which limit the utilization of our net operating losses. The amount of net operating losses available for utilization during 2007 will be approximately $32 million, increasing to $41 million in 2008. All historic losses incurred will be available as of 2010. In the event that we experience another ownership change as defined under IRC Section 382, the utilization of these losses could be further limited.

Goodwill and Other Intangible Assets

We apply the guidance of the Financial Accounting Standards Board (FASB) Statement No. 141, Business Combinations in accounting for the assets related to our acquisitions. Goodwill represents the excess of the acquisition purchase price over the estimated fair value of net tangible and intangible assets acquired. Goodwill is not amortized, but instead tested for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. In our analysis of goodwill and other intangible assets we apply the guidance of FASB Statement No. 142, Goodwill and Other Intangible Assets in determining whether any impairment conditions exist. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Intangible assets are attributable to the various technologies, customer relationships and tradenames of the businesses we have acquired. To date, no circumstances or indicators have arisen to indicate that the carrying value has been impaired.

Long-Lived Assets

Long-lived assets (excluding goodwill) including our purchased intangible assets are amortized over their estimated useful lives. In accordance with FASB No. 144, Accounting for the Impairment or Disposal of Long

Lived Assets, long-lived assets, such as property, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Significant Concentrations

In 2006, Dell and Hewlett-Packard each accounted for more than 10% of our net revenue and collectively represented 48% of our net revenue, with Dell representing 38% of our net revenue. In 2005, these two clients accounted for 47% of net revenue, with Dell accounting for 36% of our net revenue. In 2004, four clients, including Dell and Hewlett-Packard, each accounted for more than 10% of our net revenue. In 2004, combined sales to these four clients accounted for 96% of net revenue, with Dell accounting for 47% of our net revenue.

No individual client’s end-user customer accounted for 10% or more of our net revenue in any period presented.

We have service agreements with our clients that expire at various dates ranging through April 2009. Many of our client agreements contain automatic renewal clauses. These clients may, however, terminate their contracts for cause in accordance with the provisions of each contract. Substantially all clients must provide us with advance written notice of their intention to terminate. Dell and Hewlett-Packard may terminate their contracts with 180 and 90 days notice, respectively. Any loss of a significant client would likely have a material adverse effect on the Company’s consolidated financial position, cash flows and results of operations. Our clients may, from time to time, restructure their businesses, which may adversely impact the revenues we generate from those clients. For example, in March 2007, Dell informed us that it was restructuring a portion of its business for which we provide contract sales services. As a result, we now expect our revenue from Dell for 2007 to be flat from 2006. Any further restructuring by Dell, or any similar restructuring by one of our other clients, could reduce the volume of services we provide and further reduce our expected future revenues, which would likely have a material adverse effect on our financial position, cash flows and results of operations.

We expect that a substantial portion of our net revenue will continue to be concentrated among a few significant clients. In addition, our technology clients operate in industries that are experiencing consolidation, which may reduce the number of our existing and potential clients.

Related Party Transactions

We have made purchases of computer equipment and services from several vendors including Dell and Hewlett-Packard, our two largest clients. During the year ended December 31, 2006, we purchased equipment from Dell and Hewlett-Packard totaling $399,000 and $95,000, respectively.

During 2004, we purchased certain of our computer equipment and software from Dell through arrangements accounted for as capital leases. The single remaining lease bears interest at 4.9% per annum and expires in February 2007.

As of December 31, 2006, our property and equipment included amounts held under capital leases with Dell of approximately $24,000 and related accumulated depreciation of approximately $20,000. Principal and interest owed to Dell amounted to approximately $2,000 at December 31, 2006. These capital lease obligations are collateralized by the related leased property and equipment. We also lease computers from Hewlett-Packard, another significant client, on a month-to-month basis. These capital lease obligations are collateralized by the related leased property and equipment.

The Chairman of our board of directors also serves on the board of Saama Technologies, a technology services firm. During the year ended December 31, 2006, we paid Saama Technologies $150,000 for technology services. We continue to utilize their services and may expand the scope of Saama Technologies’ engagement.

Results of Operations

The following table presents, for the periods shown, selected financial data.

	Years Ended December 31,
	2006	2005	2004
	(in thousands, except per share data)
Statement of Operations Data:
Net revenue	$48,921	$32,114	$15,323
Costs of services	24,385	18,716	7,709

Gross margin	24,536	13,398	7,614

Operating expenses:
Sales and marketing	4,250	2,838	1,651
Technology and development	5,990	4,248	2,826
General and administrative	7,483	8,134	6,385
Depreciation and amortization	3,299	3,114	1,740

Total operating expenses	21,022	18,334	12,602

Operating income (loss)	3,514	(4,936)	(4,988)
Interest and other income (expense), net	187	(68)	50

Income (loss) before income tax expense	3,701	(5,004)	(4,938)
Income tax expense (benefit)	298	—	—

Net income (loss)	$3,403	$(5,004)	$(4,938)

Basic net income (loss) per share(1)	$0.25	$(0.48)	$(0.57)

Diluted net income (loss) per share(1)	$0.23	$(0.48)	$(0.57)

Shares used to compute basic net income (loss) per share(1)	13,662	10,464	8,715

Shares used to compute diluted net income (loss) per share(1)	14,568	10,464	8,715

(1)	Adjusted to reflect the one-for-five reverse split of our outstanding common stock effected on December 15, 2005. Effective January 1, 2006, we adopted FAS 123R as more fully described in Note 8 to our consolidated financial statements.

The following table presents, for the periods given, selected financial data as a percentage of our net revenue.

	Years Ended December 31,
	2006	2005	2004
Net revenue	100.0%	100.0%	100.0%
Costs of services	49.8	58.3	50.3

Gross margin	50.2	41.7	49.7

Operating expenses:
Sales and marketing	8.7	8.9	10.8
Technology and development	12.2	13.2	18.4
General and administrative	15.3	25.3	41.7
Depreciation and amortization	6.7	9.7	11.4

Total operating expenses	42.9	57.1	82.3

Operating income (loss)	7.3	(15.4)	(32.6)
Interest and other income (expense), net	0.3	(0.2)	0.4

Income (loss) before income tax expense	7.6	(15.6)	(32.2)
Income tax expense	0.6	0.0	0.0

Net income (loss)	7.0%	(15.6)%	(32.2)%

Comparison of Years Ended December 31, 2006 and 2005

Net Revenue.    Net revenue increased $16.8 million, or 52%, to $48.9 million in 2006 from $32.1 million in 2005. Revenue from service contract sales grew $9.7 million, or 51%, to $28.7 million substantially as a result of increased sales from existing clients. Revenue from lead development grew $5.9 million, or 45%, to $19.0 million primarily due to expansion with existing clients and, to a lesser extent, the addition of new clients. Our acquisition of ViewCentral on September 15, 2006 added $1.2 million in revenue from the licensing of hosted software for training sales.

Costs of Services and Gross Margin.    Costs of services increased $5.7 million, or 30%, to $24.4 million in 2006 from $18.7 million in 2005. Our gross margin percentage improved to 50% in 2006 from 42% in 2005 primarily as a result of the efficiencies and lower costs associated with the move of our base of operations from California to Texas which was completed in 2005. In 2005, we incurred significant redundancy and transition expenses associated with managing two facilities. Accordingly, the company does not expect to achieve significant margin improvement in the foreseeable future. Our margins are dependent on the mix among our highest margin hosted software license revenue, our service contract sales revenue and our lowest margin lead generation revenue, which can vary from period to period.

Sales and Marketing Expenses.    Sales and marketing expenses increased $1.5 million, or 50%, to $4.3 million in 2006 from $2.8 million in 2005. In 2006 we increased our corporate marketing activities by $710,000 as a result of the addition of staff, the improvement of our website and participation in trade shows and conferences. The balance of the increased costs in 2006 was due to increased commissions arising from greater success by our sales force and, to a slightly lesser extent, sales and marketing costs associated with ViewCentral, which was acquired in September 2006. We expect sales and marketing expenses to continue to increase in absolute dollars and slightly as a percentage of revenue for the foreseeable future as we continue to grow.

Technology and Development Expenses.    Technology expenses increased $1.8 million, or 41%, to $6.0 million in 2006 from $4.2 million in 2005. Despite this significant increase in absolute dollars, technology and development costs decreased as a percentage of net revenue from 13.2% to 12.2%. We are engaged in continuing significant efforts to enhance our infrastructure. During 2005 and through the first quarter of 2006, we developed a new customer relationship management, or CRM, system that we use for service sales. Certain internal costs were required to be capitalized in connection with this project, which resulted in approximately $700,000 less expense in 2005 than 2006 Approximately $200,000 of the increase in 2006 was due to infrastructure hosting costs associated with additional software and network upgrades. We believe that by using outsourced hosting for parts of our technology infrastructure, we will be able to leverage the future expansion of our business. We also incurred an additional $500,000 in technology consulting expense in 2006 relating to the general expansion of our technology infrastructure to support our growing business. We expect technology and development expenses to increase on a absolute dollar basis and as a percentage of net revenues in 2007.

General and Administrative Expenses.    General and administrative expenses decreased $651,000, or 8%, from $8.1 million in 2005 to $7.5 million in 2006. General and Administrative expenses as a percentage of net revenue declined significantly, to 15% from 25%. In late 2005, we completed the transition of most of our finance operations from California to Texas. The completion of this transition resulted in the reduction of redundant positions and reduced the need for more expensive temporary staff and contractors who were retained during the transition. We recorded $443,000 in severance costs in 2005 associated with a former officer that were not repeated in 2006. In 2007, we will likely be required to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes-Oxley Act of 2002. We will incur additional and substantial costs in 2007 to achieve compliance with the Sarbanes-Oxley Act and, therefore, expect our general and administrative expenses to increase significantly in absolute dollars.

Depreciation and Amortization Expenses.    Depreciation and amortization expenses increased $185,000, or 6%, to $3.3 million from $3.1 million in 2005. Amortization of intangible assets increased by $570,000 in 2006 as a result of additional acquisitions, partially offset by a decrease in depreciation expenses of $385,000 as some assets became fully depreciated. Because of our acquisitions and the growth of our infrastructure, we expect depreciation and amortization expense to increase significantly in 2007.

Interest and Other (Expense) Income, Net.    The components of interest and other (expense) income, net are as follows (dollars in thousands):

	Years Ended December 31,		Increase/ (Decrease)
	2006	2005	$ Amt	%
Interest income	$377	$113	$264	234%
Interest expense	(178)	(177)	(1)	(1)
Other	(12)	(4)	(8)	(200)

	$187	$(68)	$255	375%

The increase in interest income is attributable to an increase in cash available to invest in interest bearing deposits. Interest expense is the result of the $3.0 million Term Loan obtained in February 2005 in connection with the acquisition of Sunset Direct, interest on the $1.5 million June 2005 Term Loan to fund the purchase and implementation of our new client management system and interest on obligations under capital leases. We have been making principal payments on these term loans and interest expense was therefore reduced in 2006. In 2005, we were required to capitalize $100,000 in interest costs associated with the development of our client management system, amortization of which began in 2006.

Comparison of Years Ended December 31, 2005 and 2004

Net Revenue.    Net revenue from services increased $16.8 million, or 110%, to $32.1 million in 2005 from $15.3 million in 2004. The increase in net revenue is primarily the result of $13.1 million of lead development revenues contributed by Sunset Direct, which we acquired in February 2005. In addition, net revenues from our service contracts product line increased $3.7 million, or 24%, from $15.3 million in 2004 to $19.0 million in 2005.

Costs of Services and Gross Margin.    Costs of services increased $11.0 million, or 143%, to $18.7 million in 2005 from $7.7 million in 2004. Costs of services also increased as a percentage of revenue from 50% in 2004 to 58% in 2005. Our gross margin decreased to 42% in 2005 from 50% in 2004, primarily as a result of the duplicative costs that were incurred when we moved a significant part of our operations from California to our location in Texas. The increase in costs of services in absolute dollars was due to an overall increase in direct sales and marketing personnel as a result of our acquisition of Sunset Direct, as well as the aforementioned duplication of costs during the move.

Sales and Marketing Expenses.    Sales and marketing expenses increased $1.1 million, or 72%, to $2.8 million in 2005 from $1.7 million in 2004. This was primarily attributable to the addition of sales and marketing personnel through our acquisition of Sunset Direct and the increase of salespeople focused on adding new clients to our business, and $139,000 in severance costs related to employees terminated in 2005.

Technology and Development Expenses.    Technology expenses increased $1.4 million, or 50%, to $4.2 million in 2005 from $2.8 million in 2004. This increase was primarily attributable to the addition of technology personnel and operations through our acquisition of Sunset Direct. In addition, we incurred higher consulting and support fees in connection with the on-going upgrade of our IT infrastructure.

General and Administrative Expenses.    General and administrative expenses increased $1.7 million, or 27%, to $8.1 million in 2005 as compared to $6.4 million in 2004. The increase is primarily due to the addition of Sunset Direct administrative personnel, the rent expense of $372,000 associated with the Sunset Direct facility in Texas and severance costs of $443,000 related to executive terminations in 2005. Additionally, during 2005, we moved a significant part of our operations from California to our location in Texas. During this transition we incurred some duplicate staffing costs as well as other costs associated with the hiring of employees.

Depreciation and Amortization Expenses.    Depreciation and amortization expenses increased $1.4 million, or 79%, to $3.1 million from $1.7 million in 2004. The increase is due to $845,000 of amortization expense associated with intangibles acquired in connection with our acquisition of Sunset Direct, and the result of higher net book values of depreciable assets, primarily related to capitalized internal software development projects, as compared to 2004.

Interest and Other (Expense) Income, Net.    The components of interest and other (expense) income, net are as follows (dollars in thousands):

	Years Ended December 31,		Increase/ (Decrease)
	2005	2004	$ Amt	%
Interest income	$113	$87	$26	29%
Interest expense	(177)	(30)	147	(490)%
Other	(4)	(7)	(3)	42%

	$(68)	$50	$(118)	(236)%

The increase in interest income is attributable to an increase in interest rates on investments in interest bearing instruments. The increase in interest expense is the result of increased borrowings during the period, primarily the $3.0 million Term Loan obtained in February 2005 in connection with the acquisition of Sunset Direct, interest on the $1.5 million June 2005 Term Loan to fund the purchase and implementation of our new client management system, in addition to interest on obligations of Sunset Direct under capital leases.

Selected Quarterly Operating Results

The tables below show our unaudited consolidated quarterly income statement data for each of our eight most recent quarters. This information has been derived from our unaudited financial statements, which, in our opinion, have been prepared on the same basis as our audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the quarters presented. This information should be read in conjunction with the financial statements and related notes included elsewhere in this filing.

	Three Months Ended
	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005(1)	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005
Statement of Operations Data:
Net revenue	$14,365	$12,219	$11,267	$11,070	$9,063	$8,594	$8,037	$6,420
Costs of services	7,070	6,231	5,586	5,498	4,860	4,925	5,039	3,892

Gross margin	7,295	5,988	5,681	5,572	4,203	3,669	2,998	2,528

Operating expenses:
Sales and marketing	1,592	1,034	892	732	852	741	501	744
Technology and development	1,874	1,487	1,408	1,221	1,204	1,035	1,108	901
General and administrative	1,889	1,745	1,779	2,070	1,892	1,699	1,935	2,608
Depreciation and amortization	1,016	797	790	696	628	850	858	778

Total operating expenses	6,371	5,063	4,869	4,719	4,576	4,325	4,402	5,031

Operating income (loss)	924	925	812	853	(373)	(656)	(1,404)	(2,503)
Interest and other income (expense), net	133	56	(23)	21	65	(60)	(70)	(3)

Income (loss) before income tax expense	1,057	981	789	874	(308)	(716)	(1,474)	(2,506)
Income tax expense	114	112	18	54	—	—	—	—

Net income (loss)	$943	$869	$771	$820	$(308)	$(716)	$(1,474)	$(2,506)

Basic net income (loss) per share(2)	$0.06	$0.06	$0.06	$0.07	$(0.03)	$(0.06)	$(0.14)	$(0.26)

Diluted net income (loss) per share(2)	$0.06	$0.06	$0.05	$0.06	$(0.03)	$(0.06)	$(0.14)	$(0.26)

(1)	Net loss per share for the four quarters ended December 31, 2005 sums to a net loss of $(0.49) compared to a net loss of $(0.48) reported for the full year. This rounding difference is due to weighted average shares outstanding being calculated on a separate quarterly basis.
(2)	Adjusted to reflect the one-for-five reverse split of our common stock effected on December 15, 2005.

The following table presents, for the periods given, selected financial data as a percentage of our net revenue.

	Three Months Ended
	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005
Net revenue	100%	100%	100%	100%	100%	100%	100%	100%
Costs of services	49	51	50	50	54	57	63	61

Gross margin	51	49	50	50	46	43	37	39

Operating expenses:
Sales and marketing	11	8	8	7	9	8	6	11
Technology and development	13	12	12	11	13	12	14	14
General and administrative	14	14	16	18	21	20	24	41
Depreciation and amortization	7	7	7	6	7	10	11	12

Total operating expenses	45	41	43	42	50	50	55	78

Operating income (loss)	6	8	7	8	(4)	(7)	(18)	(39)
Interest and other income (expense), net	1	—	—	—	1	(1)	—	—

Income (loss) before income tax expense	7	8	7	8	(3)	(8)	(18)	(39)
Income tax expense	—	1	—	1	—	—	—	—

Net income (loss)	7%	7%	7%	7%	(3)%	(8)%	(18)%	(39)%

Revenue

We have increased our revenue sequentially in each quarter from the first quarter of 2005. These increases have been primarily due to organic revenue growth in our service contract sales and lead development service offerings. We added our hosted application software for training sales near the end of the third quarter of 2006, which contributed $1.1 million of revenue in the fourth quarter of 2006.

Gross Margin

Gross margin generally improved throughout 2005 as we completed the transition of a majority of our operations to a lower cost location in Texas. Gross margins have remained almost constant in 2006, with minor fluctuations as a result of changes in our mix of services provided to our clients.

Operating Expenses

We experienced unusually high operating expenses as a percentage of revenue in the first quarter of 2005 due to severance costs related to management terminations. Operating expenses as a percentage of revenues declined in the remainder of 2005, and have remained within a narrow range in 2006. General and administrative expenses have declined since the first quarter of 2005 primarily as a result of our significant revenue growth while we maintained tight controls over general and administrative expenses. Commencing in the fourth quarter of 2005, we have increased our investment in sales and marketing by undertaking various corporate marketing initiatives, including trade shows and conferences, and by adding sales staff. Sales and marketing expenses increased more significantly in the fourth quarter of 2006 due to our acquisition of ViewCentral. Beginning in 2006, we have incurred increasing technology and development expenses relating to our investment in technology infrastructure, software development and tools in support of future growth. However, we have experienced only slight growth in technology and development expense as a percentage of net revenue. We will continue to accelerate our investment in technology and development in 2007.

Income (Loss) from Operations

We reduced our operating losses sequentially in each quarter of 2005. We became profitable in the first quarter of 2006 and have maintained profitability in each quarter of 2006. Our operating income as a percentage of revenue remained relatively constant in 2006 due primarily to increases in non-cash costs for the amortization of intangibles related to acquisitions, and, in the fourth quarter of 2006, an increase in stock based compensation expense as a result of additional equity awards to employees.

Liquidity and Sources of Capital

We generated $10.5 million of cash from operating activities in 2006. We used cash in operating activities in substantially all years prior to 2006 and we funded our operations from cash proceeds from the sale of common stock and the incurrence of debt. From 2004 through 2006, we raised aggregate net proceeds of $14.2 million from private placements of common stock. During the same period, we raised an aggregate of $4.5 million from term loans from institutional lenders to fund our operations and support our acquisitions of other businesses.

Cash flow from operating activities for 2006 was $10.5 million as compared to cash used in operating activities of $112,000 in 2005. Cash provided by operating activities in 2006 was primarily the result of net income totaling $3.4 million, non-cash expenditures of depreciation and amortization of property and intangibles, stock-based compensation and the provision for allowance for doubtful accounts that totaled $3.8 million and changes in operating assets and liabilities, net of assets acquired and liabilities assumed, that provided $3.4 million.

The two largest components of our changes in operating assets and liabilities are accounts payable and accounts receivable. When we sell a service or maintenance contract for a client, we record the sales price of the contract to the client’s customer as our receivable and also record our payable to the client for our cost of the contract, which is effectively the same amount less our compensation for obtaining the contract for our client. For this reason, our accounts payable is composed primarily of amounts due to our clients for service and maintenance contracts we sold on their behalf. Accounts payable therefore increases in relation to our increased sales of service contracts on behalf of our clients. However, because we report as revenue only the net difference between our account receivable from the customer of our client and our account payable to our client, any increase in net revenue from service contract sales results in a much larger increase in our accounts payable, which is treated as positive cash flow from operating activities.

Accounts receivable increased at December 31, 2006 as compared to December 31, 2005 as a result of higher overall sales at the end of 2006 as compared to the end of 2005. Our days sales outstanding, or DSO, remained at 28 days for both December 31, 2006 and 2005. Since we record the gross billing to the end customer of our clients in our accounts receivable, we calculate DSO based on our ability to collect those gross billings from the end customers. Our accounts payable has increased at a faster rate than the increase in accounts receivable. In August 2005, we enhanced our collections management and staff, which has greatly improved our collections efforts. The difference in growth between our accounts payable and accounts receivable generated cash flows of $1.6 million in 2006 and $0.7 million in 2005.

The $0.6 million increase in accrued compensation and benefits at December 31, 2006 as compared to December 31, 2005 was due to higher accruals for commissions and bonuses as result of higher sales volumes and positive operating results. The $0.5 million increase in deferred revenue was primarily a result of the increase in our lead generation service offerings which are invoiced and often paid in advance of the work to be performed. In connection with our acquisition of ViewCentral, we acquired additional deferred revenue that represents the prepayment of subscriptions for our online event management services. The $0.6 million increase in other accrued liabilities is attributable, in part, to increased sales tax liability due to increased sales volumes and current tax liability for income and franchise tax.

Our use of cash in operating activities during 2005 was primarily caused by our net loss of $5.0 million and an increase in accounts receivable of $1.3 million due to higher net revenue. These uses were partially offset by $3.1 million in non-cash depreciation and amortization due to acquisitions and depreciation of property and equipment, an increase of $2.0 million in accounts payable due to higher service contract sales and an increase in other accrued liabilities and compensation and benefits of $1.2 million primarily due to the acquisition of Sunset Direct.

Cash used in investing activities was $1.0 million and $8.3 million in 2006 and 2005, respectively. The decrease in cash used in investing activities was primarily due to our acquisition of Sunset Direct for $4.5 million in 2005. In March 2006, we completed the development of our new order entry system. The completion of that project was the primary reason for our reduction of purchases of property and equipment from $3.2 million in 2005 to $1.7 million in 2006. Restricted cash represents the reserve for the refund due for non-service payments inadvertently paid to the Company by its customers instead of paid directly to the Company’s clients. At the time of cash receipt the Company records a current liability for the amount of non-service payments received. The decrease in restricted cash represents the reduction of our balance of refunds due to customers. During the year ended December 31, 2006, we completed two business acquisitions. While the consideration we paid in both acquisitions was predominately our common stock, in the Metrics transaction, we incurred $68,000 of acquisition costs, and in the ViewCentral transaction, we received cash of $433,000 net of acquisition costs. These two items are combined and recorded as acquisitions of businesses, net of cash acquired, in 2006.

Cash provided by financing activities was $2.7 million in 2006 and $8.1 million in 2005. Cash provided by financing activities in 2006 was primarily a result of net proceeds totaling $5.3 million from our placement of common stock in February 2006. We also received $1.3 million from the exercise of stock options, warrants and employee stock purchase plans. These amounts were offset in part by principal payments totaling $3.9 million on our line of credit, term loans and other financing obligations. Cash provided by financing activities in 2005 was primarily the result of loan proceeds of $6.5 million and net proceeds totaling $2.6 million from a private placement of common stock in June 2005. These amounts were partially offset by the repayment of capital lease and other financing arrangements.

Our principal source of liquidity as of December 31, 2006 consisted of $22.0 million of cash and cash equivalents and $3.0 million remaining on our secured revolving line of credit, or Revolving Credit Facility. In connection with a financial covenant related to our term loans, we are required to maintain unrestricted cash deposits of $2.0 million with our lender Bridge Bank, N.A., or Bridge Bank, which is included in the $22.0 million of cash and cash equivalents. We anticipate that our existing capital resources and cash flow expected to be generated from future operations will enable us to maintain our current level of operations, our planned operations and our planned capital expenditures for at least the next twelve months.

Credit Arrangements

On July 6, 2006, we executed a further amendment to our Revolving Credit Facility with our lender, Bridge Bank. The amendment extended the maturity date of the Revolving Credit Facility from December 10, 2006 to October 10, 2007. The amount of credit available to the company remains at $4.0 million with a $1.0 million subfacility for standby letters of credit, and the interest rate for any advances under the Revolving Credit Facility remains at the prime lending rate, currently at 8.25%. As of December 31, 2006, we had no borrowings under the Revolving Credit Facility and had two undrawn letters of credit outstanding under the Revolving Credit Facility and together combine for a face amount of $425,000. We had originally entered into this Revolving Credit Facility with our lender in April 2004.

In July 2005, we issued an irrevocable standby letter of credit in the amount of $100,000 to our landlord for a security deposit for our new corporate headquarters located in Campbell, California. In 2004, we issued an irrevocable standby letter of credit to one of our clients. The letter of credit was issued in the amount of $325,000 as a guarantee for service contracts sold by us on behalf of our client and will expire in September 2007. The letters of credit were issued under the Revolving Credit Facility described above. As of December 31, 2006, no amounts have been drawn against the letters of credit.

In June 2005, we entered into a business loan agreement with Bridge Bank, pursuant to which we obtained a $1.5 million term loan, or the June 2005 Term Loan, that was utilized to fund the purchase and implementation of our new client management system. The June 2005 Term Loan is to be repaid in 36 monthly installments of $42,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006). The interest rate on the June 2005 Term Loan was reduced from prime plus 1% to prime in July 2006.

Concurrently with the closing of the merger transaction with Sunset Direct in February 2005, we entered into a Business Loan Agreement and Commercial Security Agreement with Bridge Bank, and obtained a $3.0 million term loan, or the Term Loan, that we used to retire certain indebtedness and certain other liabilities of Sunset Direct. The Term Loan is repayable in 36 monthly installments of $83,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006). The interest rate on the Term Loan was reduced from prime plus 1% to prime in July 2006.

The Term Loan, June 2005 Term Loan and Revolving Credit Facility are secured by substantially all of our consolidated assets, including intellectual property. We are subject to certain financial covenants, including maintenance of unrestricted cash of $2.0 million with Bridge Bank, reducing from time to time to the outstanding amount of the Term Loan and June 2005 Term Loan referenced above rounded upwards to the nearest $250,000 increment. We are obligated to maintain a specified minimum net income and minimum debt service coverage ratio. The Term Loan, the June 2005 Term Loan and the Revolving Credit Facility contain customary covenants that will, subject to limited exceptions, limit our ability to, among other things, (i) create liens; (ii) make capital expenditures; (iii) pay cash dividends; and (iv) merge or consolidate with another company. The Term Loan, June 2005 Term Loan and the Revolving Credit Facility also provide for customary events of default, including nonpayment, breach of covenants, payment defaults of other indebtedness, and certain events of bankruptcy, insolvency and reorganization that may result in acceleration of outstanding amounts under the Term Loan, the June 2005 Term Loan and Revolving Credit Facility. At December 31, 2006, we were in compliance with all loan covenants and had $1.2 million and $750,000 outstanding on the Term Loan and June 2005 Term Loan, respectively, and no amount outstanding on the Revolving Credit Facility.

Off-Balance Sheet Arrangements

Leases

As of December 31, 2006, our off-balance sheet arrangements include operating leases for our facilities and certain property and equipment that expire at various dates through 2010, including an additional facility operating lease commitment assumed in connection with our acquisition of Sunset Direct in February 2005 and the lease for our corporate headquarters in Campbell, California, as described below. These arrangements allow us to obtain the use of the equipment and facilities without purchasing them. If we were to acquire these assets, we would be required to obtain financing and record a liability related to the financing of these assets. Leasing these assets under operating leases allows us to use these assets for our business while minimizing the obligations and up front cash flow related to purchasing the assets.

On November 13, 2006, we executed an amendment to the operating lease for our corporate headquarters in Campbell, California. Under the lease and its amendment, we have a total of 23,149 square feet of usable office space. The lease term originally began on November 1, 2005 and will now end on January 31, 2010. Beginning January 1, 2007 and through the expiration of the lease term, base rent will escalate from approximately $392,000 in 2007 to $440,000 in 2010, the final full year of the lease. In addition, we must pay its proportionate share of operating costs and taxes. In connection with the execution of the lease, we have issued a letter of credit to the landlord in the amount of $100,000 as a security deposit.

In Austin, Texas we have rented a total 53,989 square feet of office space under a lease and its amendments that expire in June of 2009. In August 2005, we renewed the existing lease for 46,366 square feet of space and then in March 2006 we further amended the lease for an additional 7,623 square feet of space. Under the lease and its amendments, our base rent will escalate from approximately $407,000 in 2007 to $447,000 in the final full year of the lease that ends in June 2009. In both the California and the Texas facilities, we pay rent and maintenance on some of the common areas in each of our leased facilities.

Rent expense under operating lease agreements during the years ended December 31, 2006, 2005 and 2004 was $869,000, $771,000 and $311,000, respectively.

Guarantees

In July 2005, we issued an irrevocable standby letter of credit in the amount of $100,000 to our landlord for a security deposit for our new corporate headquarters located in Campbell, California. In 2004, we issued an irrevocable standby letter of credit to one of our clients. The letter of credit was issued in the amount of $325,000 as a guarantee for service contracts sold by us on behalf of our client and will expire in September 2007. The letters of credit were issued under the Revolving Credit Facility described above. As of December 31, 2006, no amounts have been drawn against the letters of credit.

From time to time, we enter into certain types of contracts that contingently require us to indemnify parties against third party claims. These obligations primarily relate to certain agreements with our officers, directors and employees, under which we may be required to indemnify such persons for liabilities arising out of their employment relationship. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, we have not had to make any payments for these obligations, and no liabilities have been recorded for these obligations on our balance sheets as of December 31, 2006 and 2005.

Contractual Obligations

Capital Leases

We lease certain property under capital leases that expire in early 2007. The effective annual imputed interest rate on our single remaining capital lease obligation is 4.9%. The capital lease obligation is collateralized by the related leased property and equipment.

Term Loans

In June 2005, we entered into a business loan agreement with Bridge Bank, pursuant to which we obtained a $1.5 million term loan that is being utilized to fund the implementation of the Company’s new client management system. The June 2005 Term Loan is to be repaid in 36 monthly installments of $42,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006). As of December 31, 2006, we had $750,000 outstanding on the June 2005 Term Loan. The interest rate on the June 2005 Term Loan was reduced from prime plus 1% to prime by the amendment that we executed with our lender on July 6, 2006.

In February 2005, concurrent with the closing of the acquisition of Sunset Direct, we entered into a business loan agreement and commercial security agreement with Bridge Bank. The Term Loan is to be repaid in 36 monthly installments of $83,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006). As of December 31, 2006, we had $1.2 million outstanding on the Term Loan. The interest rate on the Term Loan was reduced from prime plus 1% to prime by the amendment that we executed with our lender on July 6, 2006.

Revolving Credit Facility

In April 2004, we entered into a business loan agreement and a commercial security agreement with Bridge Bank. The Revolving Credit Facility originally matured in May 2005, and provided borrowing availability up to a maximum of $3.0 million through a secured revolving line of credit that includes a $1.0 million letter of credit facility. In December 2005, the total available under the Revolving Credit Facility was increased to $4.0 million and the maturity was extended to December 2006. In July 2006, the maturity date of the Revolving Credit Facility was further extended to October 2007. As of December 31, 2006, we had no amounts outstanding under the Revolving Credit Facility.

Financing Obligations

In November 2005, we entered into a commercial insurance premium finance and security agreement, or Financing Agreement, to finance certain of our liability insurance premiums in the amount of $334,000. Amounts owed under the Financing Agreement bear interest at an annual rate of 6.0% and principal and interest are payable in monthly installments of approximately $33,000. At December 31, 2005, our liability related to the Financing Agreement was $301,000 which was paid off through monthly installments in 2006. In 2006, we paid for the renewed insurance premiums in advance without financing.

Future payments under our contracts and obligations at December 31, 2006 are as follows (dollars in thousands):

	Capital Leases	Term Loan (1)	June 2005 Term Loan (1)	Operating Leases	Total
2007	$2	$1,000	$500	$816	$2,318
2008	—	167	250	852	1,269
2009	—	—	—	670	670
2010	—	—	—	37	37

Total minimum payments	$2	$1,167	$750	$2,375	$4,294

(1)	Excludes interest payments.